Exhibit 10.12

DATED _______________, 2020

APi GROUP CORPORATION

AND

[•]

APi GROUP CORPORATION

AMENDED AND RESTATED SHARE OPTION

TABLE OF CONTENTS

1.	DEFINITIONS	2

2.	INTERPRETATION	3

3.	GRANT OF SHARE OPTION	3

4.	EXERCISE OF SHARE OPTION	3

5.	CESSATION OF OFFICE	4

6.	RELATIONSHIP WITH TERMS OF APPOINTMENT	4

7.	TAX	4

8.	NON-TRANSFERABILITY	5

9.	TAKEOVERS AND WINDING-UP	5

10.	NOTICES	6

11.	MISCELLANEOUS	6

12.	GOVERNING LAW AND JURISDICTION	7

SCHEDULE 1

i

THIS AMENDED AND RESTATED SHARE OPTION is dated _____________, 2020

BETWEEN:

(1)	APi Group Corporation, a Delaware corporation (together with its successors and assigns, the “Company”); and

(2)	[•] of [•] (the “Holder”).

WHEREAS:

(A)	The Holder was appointed as a non-executive director of the Company on September 19, 2017;

(B)

The Directors (as defined below) previously resolved that it was in the Company’s best interests to grant to the Holder the Share Option (as defined below) pursuant to the terms and conditions of the original Share Option Deed executed on October 5, 2017 (the “Original Share Option Deed”);

(C)

As contemplated by the Business Combination Agreement entered into as of September 2, 2019, by and among the Company, APi Group, Inc., the shareholders of APi Group, Inc., all of which are listed on the signature page thereto, Lee R. Anderson, Sr. and Shareholder Representative Services LLC, as shareholder representative, the Company changed its jurisdiction of incorporation from the British Virgin Islands to the State of Delaware pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”) and, upon the effectiveness of such Domestication pursuant to the General Corporation Law of the State of Delaware (as amended, the “DGCL”), the Company, as a domesticated Delaware corporation, is, for all purposes of the laws of the State of Delaware, deemed to be the same entity as the Company, as a domesticating British Virgin Islands company;

(D)

In connection with the Domestication, the shares of common stock into which the Ordinary Shares (as defined in the Original Share Option Deed) were exchanged and converted pursuant to the Domestication will be listed on the New York Stock Exchange (or any successor national securities exchange, the “NYSE”);

(E)

By a resolution of the Directors passed immediately following the effectiveness of the Domestication pursuant to the DGCL (the “Domestication Effective Time”), the Directors authorized this Amended and Restated Share Option, which amends and restates the Original Share Option Deed, to (i) make clear that from and after the Domestication Effective Time, references herein to the Company shall be deemed to be to the Company, as a Delaware corporation, (ii) reflect that from and after the Domestication Effective Time, the Company and its securities will be governed by Delaware law, including the DGCL (rather than the BVI Companies Act, 2004 (as amended)), and the applicable provisions of the certificate of incorporation and bylaws of the Company, (iii) make certain changes in order to comply with applicable Delaware law and (iv) reference the NYSE (rather than the London Stock Exchange); and

(F)

The Company and the Holder have accordingly determined to execute this Amended and Restated Share Option Deed (as modified, supplemented, amended or amended and restated from time to time, this “Instrument”) to set out the rights and interests of the Holder.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

In this Instrument, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

“Acquisition” has the meaning given in the Prospectus;

“Admission” means admission of the Ordinary Shares to the standard segment of the Official List and to trading on the main market for listed securities of the London Stock Exchange;

“Articles” means the certificate of incorporation and bylaws of the Company, in each case, as amended or amended and restated from time to time;

“Award Tax Liability” means in relation to the Holder, any liability of the Company (and any other member of its Group) to account to Her Majesty’s Revenue & Customs or any other tax authority for any amount of, or representing, income tax, NICs, or social security contributions or any other tax charge, levy or other sum (whether under the laws of the UK or otherwise) (with the exception of employer NICs) which may arise on the grant, vesting, exercise, assignment or release of the Share Option;

“Directors” means the board of directors of the Company or a duly authorized committee of the board of directors;

“Exercise Price” means $11.50 per Ordinary Share;

“FCA” means the UK Financial Conduct Authority;

“Group” means the Company and any company which is then a Subsidiary;

“Official List” means the official list maintained by the UKLA;

“Ordinary Shares” means shares of common stock, par value $0.0001 per share, of the Company, which shall include any capital shares into which such shares of common stock shall have been changed (including, for the avoidance of doubt, following any continuation, merger, consolidation or similar action) or any share capital resulting from a reclassification of shares of common stock;

“Prospectus” means the prospectus published by the Company on or around October 5, 2017 in connection with Admission;

“Share Dealing Code” means the policy for trading in securities adopted by the Company;

“Share Option” means the rights to subscribe for Ordinary Shares granted to the Holder by this Instrument;

“Subsidiary” means any company which is then a subsidiary of the Company;

“Subscription Period” means the period commencing on the Trading Day immediately following the date of completion of the Acquisition and ending at 5.00 p.m. (New York, New York time) on the fifth anniversary of the completion of the Acquisition, or if such day is not a Trading Day, the Trading Day immediately following such day;

“Trading Day” means any date on which the NYSE (or other applicable securities exchange or quotation system) is open for business and on which Ordinary Shares may be traded (other than a day on which the NYSE (or other applicable securities exchange or quotation system) is scheduled to or does close prior to its regular weekday closing time);

“UKLA” means the FCA in its capacity as the competent authority for listing in the UK;

“UK” means the United Kingdom of Great Britain and Northern Ireland; and

“Variation” means an issue of Ordinary Shares by way of dividend or distribution to holders of Ordinary Shares, a subdivision, consolidation or any other reclassification of the Ordinary Shares, as determined by the Directors.

2.	INTERPRETATION

The headings in this Instrument are for convenience and should be ignored when construing the contract. Unless the context otherwise requires, words in the singular include the plural and vice versa and words importing either gender include both genders. Reference in this Instrument to any statutory provision are to those provisions as amended or re-enacted from time to time, and include any regulations or other subordinate legislation made under them. References to “$” is to the lawful currency of the United States.

3.	GRANT OF SHARE OPTION

The Company hereby grants to the Holder the right (subject to the terms and conditions of this Instrument), but not the obligation, to subscribe for up to [●] Ordinary Shares at any time during the Subscription Period at the Exercise Price.

4.	EXERCISE OF SHARE OPTION

4.1	The Share Option shall not be exercised on any occasion if such exercise would not be in accordance with the Share Dealing Code.

4.2

The Holder may exercise all or any of the subscription rights pursuant to the Share Option at any time during the Subscription Period by notice in writing in substantially the same form as set out in Schedule 1 to this Instrument, to the Company and subject to receipt of the Exercise Price for each Ordinary Share to be issued, the Company shall (within 10 days of the Company receiving the notice in question) issue to (or to the order of) the Holder the Ordinary Shares in question. Subscription rights will be deemed to be exercised on the Trading Day upon which the Company receives the relevant documentation and remittance in cleared funds.

4.3

Ordinary Shares issued pursuant to the exercise or partial exercise of the Share Option in accordance with the terms of this Instrument shall be issued fully paid and free from any liens, charges or encumbrances and pre-emptive rights but shall not rank for any dividends or other distributions declared, made or paid on the Ordinary Shares for which the record date is prior to the relevant day on which relevant rights pursuant to the Share Option are exercised but subject thereto, shall rank in full for all dividends and other distributions declared, made or paid on the Ordinary Shares on or after the relevant day on which relevant rights pursuant to the Share Option are exercised and otherwise pari passu in all respects with the Ordinary Shares in issue at that date.

4.4

At any time when Ordinary Shares are traded on the NYSE or any other securities exchange or quotation system, it is the intention of the Company to apply to the NYSE or relevant authority or any securities exchange or quotation system, for the Ordinary Shares issued pursuant to the exercise or partial exercise of the Share Option to be admitted to the NYSE or such other securities exchange or quotation system on which the Ordinary Shares are traded or quoted.

5.	CESSATION OF OFFICE

Otherwise than in connection with the Acquisition, and unless the Directors (in their absolute discretion) determine otherwise, if for any reason the Holder ceases to hold office as a non- executive director of the Company (or if for any reason he gives or receives notice to terminate his office as a non-executive director of the Company) before the completion of the Acquisition, the Share Option will lapse and cease to be exercisable from the earlier of the date of such giving or receiving of notice and the date of ceasing to hold office.

6.	RELATIONSHIP WITH TERMS OF APPOINTMENT

6.1

The Share Option is governed solely by the terms of this Instrument and does not form part of the Holder’s entitlement to remuneration or benefits pursuant to his terms of appointment as a non-executive director and save as otherwise provided the rights and obligations of the Holder under his terms of appointment as a non-executive director shall not be affected by the granting of the Share Option.

6.2	The rights or opportunity granted to the Holder on the granting of the Share Option shall not give the Holder any rights or additional rights to compensation or damages in consequence of either:

6.2.1	the Holder giving or receiving notice of termination of his office as non-executive director of the Company; or

6.2.2

the loss or termination of his office as non-executive director of the Company for any reason whatsoever, whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair or in breach of his terms of appointment or applicable law or regulation.

6.3

The Holder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire Ordinary Shares, or any interest in Ordinary Shares, pursuant to the Share Option in consequence of:

6.3.1

the Holder giving or receiving notice of termination of his office as non-executive director of the Company (whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair or in breach of his terms of appointment or applicable law or regulation);

6.3.2

the loss or termination of his office as non-executive director of the Company for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair or in breach of his terms of appointment or applicable law or regulation);

6.3.3	the exercise by the Directors of any discretion in accordance with this Instrument; or

6.3.4	for any other reason.

7.	TAX

7.1	The Holder irrevocably agrees to pay to the Company and any other member of its Group a sum equal to any Award Tax Liability of such company.

7.2	In the event of any claim being made by the Company pursuant to Clause 7.1 the Company shall have the right:

7.2.1

to sell as agent for the Holder (and the Holder hereby appoints the Company as its agent and true and lawful attorney-in-fact for this purpose) a sufficient number of Ordinary Shares held by the Holder and to retain from the net proceeds of sale of such Ordinary Shares (after deduction of all fees, commissions and expenses incurred in relation to such sale) monies sufficient to satisfy the amount claimed;

(a)

this power of attorney is irrevocable, save with the consent of the Company and is given by way of security to secure the interest of the Company (for itself and as trustee under this Instrument on behalf of any relevant Group company) as a person liable to account for or pay any Award Tax Liability;

(b)

a person who deals in good faith with the Holder’s attorney appointed under this Clause 7 may accept a written statement signed by that person that this power of attorney has not been revoked as conclusive evidence of that fact; and/or

7.2.2	to deduct the amount claimed from the Holder’s fees under his terms of appointment as non-executive director or any other amounts owing to him.

8.	NON-TRANSFERABILITY

8.1	The Share Option is personal to the Holder and may not be transferred during his lifetime.

8.2	The Holder shall immediately cease to have any right or entitlement to receive any Ordinary Shares pursuant to this Share Option if the Holder:

8.2.1	transfers or assigns, mortgages, charges or otherwise disposes of the Share Option (other than to his personal representatives); or

8.2.2

is adjudged bankrupt or an interim order is made because he intends to propose a voluntary arrangement to his creditors under the Insolvency Act 1986 (or any other provision of the laws of any jurisdiction outside the UK which is intended to have similar effect or purpose); or

8.2.3	makes or proposes any other plan or arrangement, in relation to his debts, with his creditors or any section of them; or

8.2.4	is otherwise deprived (except on death) of the legal or beneficial ownership of the Share Option, whether by operation of law or by doing or omitting to do anything which causes him to be so deprived.

9.	TAKEOVERS AND WINDING-UP

9.1

While any subscription rights under the Share Option remain outstanding (whether or not such rights have become exercisable), if at any time an offer is made to all holders of Ordinary Shares (or all such holders other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire all or some of the issued Ordinary Shares and the Company becomes aware on or before the end of the Subscription Period that as a result of such offer (or as a result of such offer and any other offer made by the offeror) the right to cast a majority of the votes which may ordinarily be cast generally at a meeting of stockholders of the Company has or will become vested in the offeror and/or such companies or persons as aforesaid, the Company will give notice to the Holder of such vesting within 14 days of it occurring, and each such Holder will be entitled, at any time within the period of 30 days immediately following the date of such notice, to exercise his outstanding subscription rights under the Share Option on the terms on which the same could have been exercised if they had been exercisable and had been exercised on the date of such notice after which time all subscription rights under the Share Option will lapse. If any part of such period falls after the end of the Subscription Period, the end of the Subscription Period will be deemed to be the last business day of that 30-day period.

9.2	Intentionally Omitted

9.3

If the Company shall be dissolved, all subscription rights under the Share Option will lapse on the date of dissolution. The Company will use reasonable efforts to give the Holder at least 15 calendar days’ notice prior to the date on which the Company closes its books or takes a record with respect to determining rights to vote with respect to any voluntary dissolution of the Company.

10.	NOTICES

10.1	Any notice or document to be given by the Directors or the Company to the Holder in accordance or in connection with this Instrument shall be duly given:

10.1.1	by sending it through the mail in a pre-paid envelope to the address last known to the Company to be his address; or

10.1.2	by sending it to him by e-mail or by sending to him a facsimile transmission addressed to him at his normal email address or fax number for communications with the Company.

10.2

Any notice in writing or document to be submitted or given to the Company in accordance or in connection with this Instrument may be delivered, sent by mail, facsimile transmission or e-mail to such person as may from time to time be nominated by the Company and whose name and address, facsimile and email details are notified to the Holder and:

10.2.1	in the case of notice by delivery, such notice shall be deemed to have been given when the notice is delivered; or

10.2.2	in the case of notice by mail, such notice shall be deemed to have been duly given on the day following the date of mailing; or

10.2.3

in the case of notice by facsimile or e-mail, such notice shall be deemed to have been duly given at the time of transmission, provided that for notice given by email, a return receipt must be received indicating that the email has been opened.

11.	MISCELLANEOUS

11.1

In the event of any Variation, the Directors may make such adjustments as they consider appropriate to the number of Ordinary Shares in respect of which the Share Option subsists and/or the Exercise Price; provided, however, that in no event shall the Exercise Price be reduced to below the par value of an Ordinary Share.

11.2	The Company and the Holder may at any time by the execution of an instrument alter or add to any of the provisions of this Instrument in any respect.

11.3

The issue of Ordinary Shares pursuant to this Instrument shall be subject to the Articles and compliance by the Holder with all laws, rules, regulations and requirements applicable to dealing in the Ordinary Shares.

11.4	Unless otherwise provided in this Instrument this Share Option shall become incapable of exercise and shall lapse at the end of the Subscription Period.

11.5	Except as otherwise expressly stated to the contrary, neither this Instrument nor the granting of the Share Option shall have the effect of giving any third party any rights under this Instrument.

11.6

This Instrument may be executed in any number of counterparts and by each of the parties on separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all the counterparts together shall constitute one and the same agreement.

12.	GOVERNING LAW AND JURISDICTION

12.1

This Instrument and the Share Option and any dispute or claim arising out of or in connection with any of them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws

12.2

A state or federal court located within the State of Delaware shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Instrument or the Share Option or their subject matter or formation (including non-contractual disputes or claims).

EXECUTED by the parties on the date which first appears in this Instrument.

API GROUP CORPORATION

Name:
Title:

[•]

SCHEDULE 1

The Directors

APi Group Corporation

(the “Company”)

Dear Sirs

SUBSCRIPTION OF SHARES IN THE COMPANY PURSUANT TO SHARE OPTION

Unless otherwise stated, defined terms shall have the meaning given to them in the Amended and Restated Share Option Instrument entered into between me and the Company, dated _______________, 2020 (as modified, supplemented, amended or amended and restated from time to time, the “Share Option Instrument”).

Pursuant to the Share Option Instrument, I hereby give notice that I wish to exercise my right to subscribe for                    Ordinary Shares in the Company. Accordingly, I hereby apply for                    Ordinary Shares to be issued fully paid in cash at the total subscription price of                    (the “Subscription Price”).

I enclose payment of a check made payable to the Company for an amount equal to the Subscription Price / I have made other arrangements (as agreed with the Company) to pay the Subscription Price by electronic transfer (delete as appropriate).

*	If you wish to pay by electronic transfer please contact the Company.

I hereby undertake and agree to subscribe for and purchase the said Ordinary Shares subject to the provisions of the Articles and I hereby authorize you to enter my name and relevant particulars in the share register or stock ledger of the Company as holder of the Ordinary Shares so issued to me pursuant to this application and to send the relevant share certificate to me at the address set out above at my own risk.

Yours faithfully,

[•]